Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

CITIUS PHARMACEUTICALS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	5,431,473	$0.5280	$2,867,817.74	0.0001381	$396.05

Total Offering Amounts:							$2,867,817.74		396.05
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$396.05

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, $0.001 par value per share, of Citius Pharmaceuticals, Inc. that may become issuable by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the common stock.

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 5,431,473 shares of the registrant’s common stock, which consists of (i) 5,076,143 shares of common stock issuable upon the exercise of outstanding warrants and (ii) 355,330 shares of common stock issuable upon the exercise of placement agent warrants.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on Nasdaq Capital Market on May 18, 2026 of $0.528 per share.